                                                                    EXHIBIT (2)b

             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

                                       OF

                          THOR MANAGEMENT GROUP, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The Name of the Corporation is Thor Management Group, Inc.

     SECOND:   The following amendment to the Articles of Incorporation was adopted on June 17, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

      [ ]      No shares have been issued or Directors Elected -- Action by
Incorporators

      [ ]      No shares have been issued but Directors Elected -- Action by
Directors

      [ ]      Such amendment was adopted by the board of directors where shares have been issued.

      [X]      Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

     Article I of the Corporation's Articles of Incorporation shall be amended so that, as amended, Article I will read in its entirety as set forth below:

                                   ARTICLE I

            The name of the corporation shall be: AXYN Corporation.

     Article III of the Corporation's Articles of Incorporation shall be amended so that, as amended, the first paragraph of Article III will read in its entirety as set forth below and, except as amended in the manner provided below, the remainder of Article III of the Articles of Incorporation will remain in full force and effect:

                                  ARTICLE III

          The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 31,000,000, of which 1,000,000 shall be shares of preferred stock, $.001 par value per share, and 30,000,000 shall be shares of common stock, $.0001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class shall be as follows:

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

     If these amendments are to have a delayed effective date, please list that date: Not applicable.

            (Not to exceed ninety (90) days from the date of filing)


                                      THOR MANAGEMENT GROUP, INC.


                                      By:  /s/ SCOTT M. THORNOCK
                                          ----------------------------
                                          Scott M. Thornock, Secretary